ASSET SALES AGREEMENT

            This Agreement (the "Agreement") is made this 12th day of December, 2012, by and between Gateway Pipeline USA Corporation, a Delaware corporation (hereinafter referred to as "Seller"), and GEC Holding, LLC, a Delaware limited liability company (hereinafter referred to as "Buyer").  (Seller and Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party").

W I  T  N  E  S  S  E  T  H:

            WHEREAS, Seller owns those certain pipelines and pipeline facilities located in Guadalupe and Shelby Counties, Texas, Miller County, Arkansas and Pettis County, Missouri (same being collectively referred to herein as the "Facilities") that are described with more particularity in this Agreement; and

            WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Assets (as defined herein), all according to the terms, conditions and other provisions of this Agreement.

            NOW, THEREFORE, for and in consideration of the mutual agreement of the Parties contained herein and subject to the terms, conditions and other provisions set forth in this Agreement, the Parties agree as follows:

1.                  PURCHASE AND SALE

Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase, pay for and acquire from Seller, the following (collectively, the "Assets"):

(a)        the Facilities, which are described on Attachment A to the Bill of Sale and Assignment of Right of Ways set forth as Exhibit I attached hereto and made a part hereof;

(b)        all easements, permits, licenses, servitudes and rights-of-way on which the Facilities are located, as described on Attachment B to the Bill of Sale and Assignment of Right of Ways set forth as Exhibit I attached hereto and made a part hereof ("Surface Contracts"), but excluding any such easements, permits, licenses, servitudes or rights-of-way to the extent transfer is restricted by third party agreement or applicable law and necessary consents to transfer are not obtained;

(c)        all contracts, agreements, and  instruments by which the Assets are bound are listed on Attachment A to the Bill of Sale, Assignment and Assumption Agreement set forth as Exhibit II attached hereto and made a part hereof (the "Commercial Contracts", and collectively with the Surface Contracts, the "Contracts"); and

(d)        all books, records, data, files, measurement statements and accounting records, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof; and copies of all corporate and financial records and statements, income, franchise, sales and other tax and legal records and statements of Seller that relate to the operation of the Assets (the "Records").

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2.         DELIVERY AND MAINTENANCE OF RECORDS

                        Seller, at Seller’s sole cost and expense, shall deliver the Records to Buyer within fifteen      (15) days following Closing.  Seller may retain copies of any Records.  Buyer, for a period of seven (7) years following Closing, will (i) retain the Records, (ii) provide Seller, its affiliates and            their respective officers, employees and representatives with reasonable access to the Records             during normal business hours for review and copying for legitimate business reasons at Seller’s expense, and (iii) provide Seller, its affiliates and their respective officers, employees and             representatives, with reasonable access, during normal business hours, to materials received or             produced after Closing, for review and copying at Seller’s expense.

3.                  PRICE

Buyer agrees to pay to Seller a sum of One Million One Hundred Thousand and no/100 Dollars ($1,100,000.00) as full and valuable consideration for the Assets (the "Consideration").  Buyer shall pay the Consideration to Seller in immediately available funds on the Closing Date (as defined herein).

4.                  RECORDING FEES AND TRANSFER TAXES

Buyer shall be responsible for and pay all documentary, filing, and recording fees and the sales, use and other transfer taxes, if any, incident to the transfer of the Assets.

5.                  INSPECTION

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 6 OF THIS AGREEMENT, In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on, and on the basis of, its own independent investigation, analysis and evaluation of the Assets and public records relating to such Assets.  Buyer acknowledges that Seller has not made any representation or warranty, express, implied, at common law, by statute or otherwise relating to (i) the condition(s) of the Assets (including, but not limited to, any implied or express warranty of merchantability or fitness for a particular purpose), (ii) any infringement by the Seller of any patent or proprietary right of any third party, and (iii) any information, data or other materials (written or oral) furnished to the Buyer by or on behalf of the Seller and the Buyer expressly waives any and all causes of action, claims and demands with respect thereto, and the Seller hereby expressly disclaims all liability and responsibility and negates any representation or warranty, express, implied, at common law, by statute or otherwise relating to the condition(s) of the Assets (including, but not limited to, any implied or express warranty of merchantability or fitness for a particular purpose).

6.                  REPRESENTATIONS AND WARRANTIES OF SELLER

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Seller agrees, represents and warrants to Buyer as to all of the following:

A.                                         Organization, Qualification, etc.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.  The making and performance by Seller of this Agreement and the conveyances, bills of sales and other documents required hereunder to be executed by Seller have been duly authorized by Seller.

B.                                         Binding Obligation.  When executed and delivered, this Agreement and the assignments, the bill of sale, and any other documents executed pursuant to this Agreement, will constitute legal and binding obligations of Seller, and will be valid and enforceable in accordance with the respective terms hereof and thereof.

C.                                         Title to Assets.  Seller owns one hundred percent (100%) interest of, and has good and marketable title to, the personal property comprising a part of the Assets, free and clear of any liens, security interests or other encumbrances of any kind.  As to the real property comprising a part of the Assets, Seller has not previously assigned, conveyed, mortgaged or otherwise hypothecated its interest therein.

D.                                         Consents, Approvals and Other Actions.  Seller will or has obtained all consents, approvals or other actions by governmental or regulatory authorities necessary to the sale, conveyance, transfer and assignment of the Assets to Buyer in accordance with the terms of this Agreement.

E.                                          No Litigation.  There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of Seller after reasonable inquiry, threatened against or affecting the Assets or the consummation of the transactions contemplated hereby.

F.                                          No Conflict.  The closing by Seller of the transactions contemplated by this Agreement will not result in the breach of (a) any term or provision of or constitute a default under, its certificate of formation (or applicable organizing document), (b) any other agreements or instruments to which Seller is a party or which affect the Assets, including, without limitation, the Contracts, (c) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or that affect the Assets, (d) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (e) violate any laws, rules or regulations of any governmental body applicable to Seller or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any governmental body where the same are not required prior to the assignment of the related Asset or are customarily obtained subsequent to the sale or conveyance thereof.

G.                                         Contract.  Each Contract is valid, binding and enforceable against Seller and, to Seller's knowledge (without any duty of inquiry or investigation), the other party or parties to such Contract, in accordance with its terms; and Seller is not in breach or default of, and no event has occurred which with notice or lapse of time would constitute a default by Seller or permit termination, modification or acceleration under, any Contract, and to Seller's knowledge, no such other party to a Contract is in breach or default of or has repudiated any provision of, and no event has occurred which with notice or lapse of time would constitute a default by such other party or permit termination, modification or acceleration under, any Contract.

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H.                                         No Threatened or Planned Plant Closures.  Seller has no knowledge (without any duty of inquiry or investigation) of any threats or plans by Tyson to close or discontinue operations of the plants that are served by the Assets.

I.                                            Rights of Parties in Possession. Seller, after reasonable inquiry, has no knowledge of any rights or claims of third parties with respect to any of the Assets.

J.                                           Compliance with Applicable Laws, Regulations, Ordinances.  Seller’s ownership and operation of the Assets has been and is in compliance in all material respects with all applicable laws, rules, regulations, and ordinances of governmental authorities having jurisdiction over the ownership and operation of the Assets and the businesses pertaining thereto.

K.                                         Brokers.  Seller has incurred no liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

L.                                          Environmental.   Seller, after reasonable inquiry, has no knowledge of or reason to believe that there have been any violations of any laws, rules or regulations of any governmental authorities relating to the environment in connection with Seller's or its predecessors-in-interest ownership or operation of the Facilities which have not been previously cured or remedied in accordance with all such applicable laws, rules and regulations.

M.                                        Condition of Assets.  The Assets are all in reasonable working condition.  The Facilities and Equipment have been maintained and repaired by Seller in all material respects in the same manner as would a prudent operator.  The sale and conveyance of the Assets is made with the express understanding that SELLER DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED OF MERCHANTABILITY OR FITNESS OR USE FOR A PARTICULAR PURPOSE AND THE CONVEYANCE OF THE ASSETS IS MADE ON AN "AS IS" AND "WHERE IS" BASIS.

N.                                         Assets Necessary to Comply with Obligations.   The Facilities and the Contracts constitute all of the assets utilized by Seller in the operation of its business necessary to comply with its obligations to Tyson Foods, Inc. under those Commercial Contracts to which Tyson Foods, Inc. is a counterparty.

O.                                         Renewal of Commercial Contracts.  Seller has no knowledge (without any duty of inquiry or investigation) that Tyson Foods, Inc. plans to terminate or not renew any of the Commercial Contracts.

All representations and warranties are true and correct as of the date hereof and shall be true and correct as of the Closing Date.  All representations and warranties made pursuant to this Section 6 as same relate to matters as of the Closing Date shall survive the Closing and continue in effect only for twelve (12) months thereafter; provided, however, if any specific claim or claims are made in writing by Buyer to Seller prior to the expiration of such twelve (12) month period, then the representations and warranties of Seller which related thereto shall continue in force and effect until resolved by written release of Buyer or a final, non-appealable judgment of a court of competent jurisdiction.

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7.                  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer agrees, represents, and warrants to Seller as to all of the following:

A.                                         Organization, Qualifications, etc.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.  Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.  The making and performance by Buyer of this Agreement and the assignments, the bill of sale and any other documents hereunder to be executed by Buyer have been duly authorized.

B.                                         Binding Effect of the Agreement.  When executed and delivered, this Agreement and all documents or agreements executed by Buyer pursuant to this Agreement, will constitute legal and binding obligations of Buyer, and will be valid and enforceable against Buyer in accordance with the respective terms hereof and thereof.

C.                                         Consent, Approvals and Other Actions.  Buyer has obtained all necessary consents, approvals or other actions by third parties and/or governmental or regulatory authorities necessary to acquire the Assets.

D.                                         Brokers.  Buyer has incurred no liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

8.                  CLOSING

The closing of the transactions contemplated in this Agreement (the "Closing") shall take place on or before the close of business at 5:00 PM, Central Standard Time, on December 31, 2012, or such other date and time that the Parties shall mutually agree upon in writing (the “Closing Date”).  The Closing shall be held at Seller’s offices in Houston, Texas.

9.                  EFFECTIVE TIME

Upon the Closing of this Agreement, the purchase and sale of the Assets shall be effective as of 11:59 pm Central Time on that day (herein referred to as the “Effective Time”).

10.              PRORATION OF REVENUES, EXPENSES AND TAXES

Seller shall be entitled to all revenue and responsible for all direct operating expenses, taxes, other public charges, or assessments on the Assets that accrue prior to the Effective Time.  Buyer shall be entitled to all revenue and be responsible for all direct operating expenses, taxes, other public charges, or assessments on the Assets, which accrue on and after the Effective Time.  Buyer expressly agrees to assume, protect, defend and indemnify Seller against and hold Seller harmless from any and all obligations and liabilities that arise out of the ownership or operation of the Assets from and after the Effective Time.  Seller expressly agrees to assume, protect, defend and indemnify Buyer against and hold Buyer harmless from any and all obligations and liabilities that arise out of the ownership or operation of the Assets prior to the Effective Time.  If either Party has or obtains knowledge of a claim against the Assets it shall notify the other Party within five days after receipt of such claim.

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11.              BILL OF SALE AND ASSIGNMENT OF RIGHT OF WAYS

At the Closing, Seller and Buyer shall jointly execute and deliver a Bill of Sale and Assignment of Right of Ways in the form attached hereto as Exhibit “I”, covering the Facilities and Surface Contracts.  To the extent that consents are required for the assignment of any of the Surface Contracts, Seller and Buyer shall reasonably cooperate to obtain such consents prior to Closing and, if any of such consents are not obtained prior to Closing, then Seller agrees to hold such Surface Contract(s) as to which consents were not obtained for the benefit of Buyer until such consents are obtained; provided, however, Buyer shall protect, defend, indemnify, reimburse and hold Seller harmless from any costs, losses, expenses, claims or liabilities, (including reimbursement of reasonable attorney’s fees incurred by Seller) in connection with its holding of any such Surface Contracts for the benefit of Buyer.

12.              BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

At the Closing, Seller and Buyer shall jointly execute and deliver a Bill of Sale; Assignment and Assumption Agreement in the form attached hereto as Exhibit “II”, covering the Records and Commercial Contracts.  To the extent that consents are required for the assignment of any of the Commercial Contracts, Seller and Buyer shall reasonably cooperate to obtain such consents prior to Closing and, if any of such consents are not obtained prior to Closing, then Seller agrees to hold such Commercial Contract(s) as to which consents were not obtained for the benefit of Buyer until such consents are obtained; provided, however, Buyer shall protect, defend, indemnity, reimburse and hold Seller harmless from any costs, losses, expenses, claims or liabilities, (including reimbursement of reasonable attorney’s fees incurred by Seller) in connection with its holding of any such Commercial Contracts for the benefit of Buyer.

13.              COVENANTS

Seller covenants and agrees with Buyer that:

A.                                         Access.  Between the date of execution of this Agreement and the Closing Date, Seller will give Buyer and its representatives access to the Assets and access to the Records in Seller’s possession for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to  any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller.  Such access by Buyer shall be limited to Seller’s normal business hours and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and the investigation by Buyer shall be conducted in a manner that minimizes interference with the operation of the Assets.  All information obtained by Buyer and its respective representatives under this Section, except as otherwise agreed to by Seller, shall be maintained confidential.

B.                                         Notification of Breaches.  Until the Closing, Buyer and Seller shall each promptly give to the other Party or Parties, as applicable, written notice with particularity upon obtaining actual knowledge of any matter that would constitute a breach by such Party or Parties, as applicable, of any representation, warranty, agreement or covenant of such Party or Parties, as applicable, contained in this Agreement.  If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Termination Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

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C.                                         Maintenance of Assets.  From the date hereof to the Closing, except as consented to by Buyer in writing, Seller shall:  (i) operate and maintain the Assets consistent with its past standard operating practices; (ii) comply in all material respects with all applicable laws and regulations applicable to ownership and operation of the Assets;  (iii) not sell or dispose of any portion of the Assets or encumber any of the same; and (iv) promptly advise Buyer in writing of any material adverse change in the condition of the Assets.

D.                                         Tax Matters.  Seller shall be responsible for all taxes related to the Assets (including without duplication, Seller’s portion of any ad valorem, property, and similar taxes based upon or measured by the ownership or operation of the Assets) attributable to any period of time at or prior to the Effective Time, and Buyer shall be responsible for all such taxes related to the Assets attributable to any period of time after the Effective Time.  Regardless of which Party is responsible, Seller shall handle payment to the appropriate government body of all taxes with respect to the Assets that are required to be paid prior to Closing (and shall file all tax returns with respect to such taxes).  If requested by Buyer, Seller will assist Buyer with preparation of all ad valorem and property tax returns attributable to the period on or before December 31, 2012 (including any extensions requested).  Seller shall deliver to Buyer within thirty (30) days of filing copies of all tax returns filed by Seller after the Effective Time relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding tax returns related to income tax, franchise tax or other similar taxes.

E.                                          No Restriction.  Seller shall use reasonable efforts to assure that as of the Closing Date it will not be under any legal or contractual restrictions that would prohibit or delay the timely consummation of the transactions contemplated by this Agreement, but in doing so, Seller shall not be required to file suit or otherwise expend any sums of money in excess of $5,000 in the aggregate.

F.                                          Satisfaction of Conditions.  Seller and Buyer shall use commercially reasonable efforts to cause all conditions contained in this Agreement over which each of them, respectively, has control to be satisfied (but neither Buyer nor Seller shall never be required to file suit or otherwise expend any sums of money in excess of $5,000 in the aggregate, nor pay any amounts to third parties to obtain any necessary consents).

G.                                         Solicitation Period.  Notwithstanding anything in this Agreement to the contrary, prior to the earlier of (i) December 31, 2012, (ii) the Closing or (iii) the termination of this Agreement, the Company may (acting through a special committee if such committee exists): (i) furnish information or data to any third party purchaser for a proposed sale of the Assets or other assets in order to raise proceeds of at least $1.1 million (a “Competing  Proposal”), (ii) participate in discussions or negotiations with such party regarding such Competing Proposal; and (iii) subject to the approval of the Board of Directors, enter into, and enter into, a definitive agreement containing a Competing Proposal (a "Superior Agreement"), but only if (a) such Competing Proposal constitutes a Superior Proposal (as defined below), (b) the Company shall have provided written notice to Buyer (a “Notice of Superior Proposal”) advising Buyer that the Company has received a Superior Proposal, specifying in writing the true and complete final terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (c) Buyer does not, within five Business Days of Buyer’s receipt of the Notice of Superior Proposal make an offer that the Board of Directors of the Company (acting through a special committee if such committee exists) determines in good faith to be more favorable to the Company's stockholders (in their capacities as stockholders) than such Superior Proposal, and (d) simultaneously with Buyer failing to make the offer described in clause (c) above in the time allotted or the Board of Directors (acting through a special committee if such committee exists) making the determination required by clause (c) above that any such offer of Buyer is not more favorable to the Company's stockholders (in their capacities as stockholders) than such Superior Proposal, as applicable, this Agreement is terminated pursuant to Section 16D(v).  "Superior Proposal" means any bona fide written Competing Proposal made by a third party, which the Board of Directors of the Company (acting through a special committee if such committee exists) determines in good faith (A) is or would result in a transaction that if consummated would be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the sale of Assets contemplated hereby, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Buyer to amend the terms of this Agreement), specifically including the satisfaction of a condition similar to Section 16B(iii), (B) is capable of being, and is reasonably likely to be, consummated on or prior to January 15, 2013 on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal and (C) is such that a failure by the Board of Directors (acting through a special committee if such committee exists) to accept and recommend such Competing Proposal would be inconsistent with the directors’ fiduciary duties under applicable law.

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14.              EXPENSES

All fees, costs and expenses incurred by Buyer and Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including without limitation, legal and accounting fees, costs and expenses.

15.              NOTICES

All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the Party charged with such notice and addressed as follows:

            If to Buyer:      GEC Holding, LLC

                                    c/o Gateway Energy Corporation

                                    Attn: Frederick M. Pevow, Jr.

                                    Wedge Tower

                                    1415 Louisiana Street, Suite 4100

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                                    Houston, TX 77002

                                    Fax: (713) 336-0855

            If to Seller:       Gateway Pipeline USA Corporation

                                    c/o Gateway Energy Corporation

                                    Attn: David Huff

                                    Wedge Tower

                                    1415 Louisiana Street, Suite 4100

                                    Houston, TX 77002

                                    Fax: (713) 336-0855

16.              CONDITIONS PRECEDENT; CASUALTY LOSS

A.                                         Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)         the representations and warranties of the Seller contained in Section 6 shall be true and correct in all material respects when made and as of the Closing Date (except that such representations and warranties may be untrue and incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of the Seller made with the prior written consent by Buyer);

(ii)        Seller shall have performed in all material respects all of its covenants hereunder through the Closing;

(iii)       Buyer shall have been provided financing for the payment of the Consideration on terms and conditions no less favorable to Buyer than as set forth in Term Sheet from Meridian Bank to Buyer dated November 30, 2012;

(iv)       Seller shall have obtained from Tyson Foods, Inc. all necessary consents or approvals to Seller’s assignment to Buyer of those Commercial Contracts to which Tyson Foods, Inc. is a counterparty; and

(v)        there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Buyer may waive any condition specified in Sections 16.A(i), (ii), (iii), (iv) and (v) if it executes a waiver in writing so stating at or before the Closing.

B.                     Conditions to Obligations of the Seller.   The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)         the representations and warranties of the Buyer contained in Section 6 shall be true and correct in all material respects when made and as of the Closing Date (except that such representations and warranties may be untrue and incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of the Buyer made with the prior written consent by Seller);

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(ii)        Buyer shall have performed in all material respects all of its covenants hereunder through the Closing;

(iii)       Gateway Energy Corporation shall have entered into a Forbearance Agreement (or an amendment to its existing credit agreement) with Meridian Bank under terms and conditions acceptable to the Board of Directors of Gateway Energy Corporation; and

(iv)       there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Seller may waive any condition specified in Section 16.B (i) and (ii) if it executes a writing so stating at or before the Closing.

C.                     Casualty Loss.   Prior to Closing, if any of the Assets are destroyed by fire or other casualty or are taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall purchase the Assets at the Closing for the Consideration reduced by the estimated cost to repair or replace, as applicable, such property (with equipment of similar utility); provided, however, in the event such estimated cost to repair or replace, as applicable, exceeds five percent (5%) of the Consideration and/or any of the Facilities will be reasonably unlikely to operate within ten (10) days after the occurrence of such casualty at a rate equal to or greater than eighty percent (80%) of its average volume for the three (3) month period immediately prior to the occurrence of the Casualty, then in either or both such events, at Buyer’s option, Buyer may elect not to purchase the Assets and to terminate this Agreement.

D.                    Termination.  This Agreement may be terminated at any time prior to Closing:

                        (i)         by the mutual prior written consent of the parties; or

                        (ii)  by either Buyer or Seller, if Closing has not occurred on or before January 15, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 16(D)(ii) shall not be available (i) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (ii) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

                        (iii)  by Buyer or Seller, if any governmental authority having competent jurisdiction has issued a final, nonappealable order, decree, ruling or injunction prohibiting consummation of the transactions contemplated by this Agreement; or

                        (iv)   by Buyer pursuant to the provisions of Section 16(C); or

                        (v)   by the Company, if the Company accepts a Superior Proposal.

            If this Agreement is terminated pursuant to Section 16(D), this Agreement shall be of no further force or effect (except for the provisions of Sections 14, 16(D), and 17 of this Agreement, all of which shall continue in full force and effect).  If Seller fails or refuses to close notwithstanding the satisfaction of the conditions precedent set forth in Section 16(B) and Buyer waives in writing all of those conditions to Closing set forth in Sections 16(A) that have not  been satisfied, then Buyer, at its election, shall be entitled, as its sole remedy, either (i) to a cash payment from Seller of $33,000 (as agreed liquidated damages to Buyer for its costs incurred in connection with the transaction contemplated hereby) or (ii) to seek specific performance and recover its reasonable attorneys’ fees in connection therewith. In the event this Agreement terminates under Section 16(D)(ii) because (i) any of the conditions to Closing set forth in Section 16(B)(i) or Section 16(B)(ii) have not been satisfied or (ii) the refusal or inability of Buyer to close notwithstanding the satisfaction of the conditions precedent set forth in Section 16(A), then Seller shall be entitled, as its sole remedy, to a cash payment from Buyer of $33,000 (as agreed liquidated damages for its costs incurred in connection with the transaction contemplated hereby).  In the event this Agreement terminates under Section 16(D)(i), Section 16(D)(iii), Section 16(D)(iv) or Section 16(D)(v), then Buyer shall be entitled, as its sole remedy, to a cash payment of $33,000 (as agreed liquidated damages to Buyer for its costs incurred in connection with the transaction contemplated hereby).

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17.       OTHER TERMS AND CONDITIONS

A.                                         Confidentiality.   Seller agrees that it will hold, and will use its commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the business attributable to the Subject Assets provided to it pursuant to this Section, including the terms of this agreement.

B.                                         Entire Agreement.  This Agreement, together with the exhibits attached hereto,  constitutes the entire agreement of the Parties concerning the matters referred to herein, and supersedes and terminates all prior negotiations, understandings or agreements, written or oral, between the Parties with respect to this transaction.  In the event of any conflict between the terms contained in the body of this Agreement, and those contained in any exhibit, the terms contained in the body of this Agreement shall control.

C.                     Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

D.                    Further Assurances.  Seller will, from time to time on or after the Closing Date, execute and deliver to Buyer all such further assignments, endorsements and other documents as Buyer reasonably requests in order to complete the transfer of Seller’s right, title and interest in the Assets to Buyer.

E.                     Rights and Obligations.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

F.                     Amendments and Waivers.  The provisions of this Agreement may be amended only by the written agreement of the Parties hereto.  Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

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G.                    Severability.  Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

H.                    Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

I.                      Survival.    Except as to the covenants and indemnities of the Parties under Sections 10, 11, 12, 13(D), 14, 17 and 18 hereof (which shall survive indefinitely) and except as may otherwise be expressly provided elsewhere in this Agreement, the provisions of this Agreement shall terminate at the Closing Date.

J.                      Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without reference to its conflict of law provisions.

K.                    Sales Taxes.   No sales, transfer or similar taxes will be collected at Closing from Buyer.  Accordingly, Buyer shall be responsible for the timely payment of such taxes, if any shall be due by reason of Seller’s sale and/or conveyance of the Assets to Buyer.

18.       LIMITATION ON SELLER’S LIABILITY

                        Notwithstanding any other provisions of this Agreement or any of the documents executed at or subsequent to Closing in connection with the transaction contemplated hereby (the “Conveyance Documents”), it is controllingly understood and agreed that Seller’s liability to Buyer, its successors and assigns, pursuant to its representations, warranties, indemnities, covenants and other obligations under this Agreement shall not  exceed, in the aggregate, twenty percent (20%) of the amount of the Consideration, except with respect to Seller’s breach of its representations and warranties under Sections 6(C), (G) (H) and (O) of this Agreement.  Seller’s total liability to Buyer for breach of its representations and warranties set forth in Sections 6(C), (G), (H) and (O) of this Agreement (subject to the time limitation provided in Section 6) and the Conveyance Documents, together with its total liability to Buyer pursuant to the provisions of the immediately preceding sentence shall not  exceed, in the aggregate, an amount equal to fifty percent (50%) of the Consideration.  Furthermore, in no event shall Buyer have the right to make any claim against Seller for any liability arising under or pursuant to this Agreement or the Conveyance Documents, or otherwise in connection with the transaction covered thereby, unless the loss relating to such claim exceeds one percent (1%) of the amount of the Consideration.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set above.

SELLER

GATEWAY PIPELINE USA CORPORATION

By:  /s/ Perin G. deGeurin

Name:  Perin G. deGeurin

Authorized Representative

BUYER

GEC HOLDING, LLC

By:  /s/ Frederick M. Pevow, Jr.

        Frederick M. Pevow, Jr.

        President

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